                        EXHIBIT 99.1

Zoetis Holds Investor Day and Presents Strategy to
Shape Animal Health for the Next Decade

PARSIPPANY, N.J. – May 25, 2023 – Zoetis Inc. (NYSE:ZTS) is hosting an investor day at 9:00 a.m. ET today at the New York Stock Exchange, where the company will dive into its compelling growth ambitions, its innovative and robust R&D pipeline and its financial roadmap to continue delivering shareholder value, as it Shapes Animal Health for the Next Decade.

During today’s presentations, Chief Executive Officer Kristin Peck, Chief Financial Officer Wetteny Joseph, President of Research & Development Robert Polzer, Ph.D., and other members of the Zoetis executive team will outline the company’s plans to deliver on its ambitions by:
•Building on its leadership in Animal Health to shape and expand the future of animal care.
•Delivering growth in a dynamic and resilient industry by innovating and growing faster than the market.
•Driving its next phase of game-changing franchises through internal R&D and business development.
•Investing in capabilities and innovation that differentiate Zoetis.
•Continuing to create value for shareholders through revenue growth, strategic investments, margin expansion and capital return.

Franchises Fueling Future Growth
Zoetis sees long-term sustainable growth driven by new products and lifecycle innovations for companion animals and livestock. The executive team will discuss its strategy for expanding its current billion dollar franchises in dermatology and pet parasiticides, and new expectations for its osteoarthritis pain franchise to reach more than $1 billion in peak sales. Zoetis will also provide an update on its R&D pipeline and future growth opportunities in new therapies for renal disease, cardiology and oncology, as well as its livestock and diagnostics portfolios.

“Our growth and value creation is rooted in the right strategy, a diverse portfolio, our leadership in innovation, and global capabilities that allow us to capitalize on the opportunities we see in an attractive
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Animal Health market,” said Kristin Peck, Chief Executive Officer of Zoetis. “We pride ourselves on shaping animal health and creating new markets based on game-changing innovations. Based on our track record and talented colleagues, we are confident in our ability to broaden our existing billion dollar franchises, while innovating and building new ones through continued investments in R&D, supply chain and commercial excellence,” said Peck.

New Ambitions for Value Creation
Zoetis will also introduce new ambitions for the four tenets of its long-standing value proposition over the next 3-5 years, including:
•Growing annual revenue mid-to-high single digits,1 driven by key franchises.
•Driving ROIC (Return On Invested Capital) accretion1 by focusing on critical investment priorities.
•Enabling margin improvement1 through revenue growth in more profitable product categories and greater leverage of its global scale.
•And maintaining balance between investments and return of capital with a disciplined capital allocation strategy.

“Our ability to identify and invest in the most promising product categories have enabled us to grow faster than the market while delivering compelling value to our shareholders for the past decade. Zoetis has the right fundamentals and promising pipeline opportunities to build on this track record and continue to grow revenue at an attractive pace over the medium to long term, while driving margin expansion,” said Wetteny Joseph, Chief Financial Officer of Zoetis.

Webcast and Materials

A live webcast of the investor day presentations, along with supporting materials, can be accessed by the general public today starting at 9:00 a.m. ET on Zoetis’ Investor Relations website. The event will conclude at 12:30 p.m. ET. A replay of the live webcast will be archived and made available after the event.
About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading
1 Targeted average over the forecast period
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portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.1 billion in 2022 with approximately 13,800 employees. For more information, visit www.zoetis.com.

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial performance and future guidance; future operating models; future research and development growth opportunities; future use of cash, dividend payments and share repurchases; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov , www.zoetis.com , or on request from Zoetis.

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Nick Soonthornchai
1-973-443-2777 (o)	1-973-443-2792 (o)
kristen.seely@zoetis.com	nick.soonthornchai@zoetis.com

ZTS-COR
ZTS-FIN
ZTS-IR
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